Exhibit 10.1

September 23, 2020

Mr. Andrew Wiechmann

[ADDRESS]

Dear Andy:

I am pleased to confirm our offer for you to become Chief Financial Officer (“CFO”) of MSCI Inc. (“MSCI” or the “Firm”) effective September 25, 2020. In this position, you will work in the New York office, and will be an Executive Officer and member of the Firm’s Executive Committee reporting directly to Henry Fernandez, Chairman and Chief Executive Officer. You will be indemnified by the Firm in accordance with the Firm’s by-laws for your services to and on behalf of the Firm, and will be covered by directors’ and officers’ liability insurance to the same extent as other executive officers of the Firm are so covered.

The details of our offer are as follows:

1.	Compensation. Your target compensation will consist of the following components:

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Base Salary: Your annual base salary will be $500,000 effective October 1, 2020. You will be eligible for an adjustment to your base salary beginning in January 2022 and review for adjustment each year thereafter.

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Annual Incentive Plan (AIP): You will be eligible to participate in MSCI’s Annual Incentive Plan (“AIP”) with an annual target bonus opportunity of $600,000 effective October 1, 2020. Your actual 2020 bonus under the AIP will be prorated based on the portion of the year to which your target bonus opportunity in your current position applied and the portion of the year to which your new target bonus opportunity in your position as CFO will apply. Actual AIP payments will be based on the achievement of specific annual metrics and goals aligned with your role.

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70% of your AIP bonus is formulaic and based on specific MSCI financial metrics approved by the Board or the Compensation and Talent Management Committee (the “Committee”), as the case may be, and aligned to your role. These metrics will be reviewed annually.

•	30% of your AIP bonus is discretionary and tied to the attainment of key performance indicator (“KPI”) goals and your performance as a leader and manager.

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Payments, if any, under the AIP are not guarantees or commitments to pay and are subject to the Firm’s performance as well as your individual performance as determined by management and the Board. All payments under the AIP are contingent upon satisfactory performance and conduct. You must remain employed through the applicable payment date in order to receive any AIP bonus.

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Long- Term Incentive Plan: You will be eligible to receive a discretionary equity award pursuant to MSCI’s Long Term Incentive Plan (LTIP). You will be eligible for your next annual LTIP award in February 2021.

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Your LTIP target is $900,000. The design of your LTIP will be aligned with that of other Executive Committee members with the same mix of equity vehicles, terms and performance period. LTIP awards, if any, will be made pursuant to the terms of the MSCI Inc. 2016 Omnibus Incentive Plan (as may be amended from time to time) (together with any successor plan thereto, the “Omnibus Plan”) and will be governed by the terms of the Omnibus Plan and the applicable grant agreements thereunder approved by the Board or the Committee.

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The vesting and settlement of LTIP awards will be contingent upon you remaining employed through the applicable vesting dates, unless otherwise provided in the applicable grant agreements, and your compliance with the restrictions, terms, and conditions of the award and Omnibus Plan provisions (including, without limitation, the cancellation provisions).

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Any LTIP awards and other incentive compensation that you may receive from MSCI will contain restrictive covenants with respect to non-competition, non-solicitation, non-hire, non-disparagement, notice requirements and other restrictions that you must comply with, including after any resignation or termination of your employment with MSCI.

2.

Severance. As a member of the Executive Committee, in the event your employment is involuntarily terminated by the Company not-for-cause, you will be eligible to receive a lump sum cash payment equal to (a) one times the sum of (i) your annual base salary and (ii) your target annual bonus opportunity plus (b) a prorated cash bonus under the AIP for the year of termination, based on actual performance through the date of termination; provided that the foregoing payment is subject to your valid execution and non-revocation of an agreement,, in a form satisfactory to MSCI, that includes, among other things, a waiver and general release claims and non-competition, non-solicitation and non-disparagement provisions. The treatment of your LTIP awards upon the Company’s involuntary termination of your employment not-for-cause will be determined in accordance with, and subject to, the terms set forth in the Omnibus Plan and the applicable grant notice governing such awards.

3.

Change in Control Severance. As a member of the Executive Committee, you will be eligible to participate in the MSCI Inc. Change in Control Severance Plan, in accordance with, and subject to, the terms and conditions of such plan. The treatment of your LTIP awards upon a termination of your employment in connection with a change in control transaction will be determined in accordance with, and subject to, the terms set forth in the Omnibus Plan and the applicable grant notice governing such awards.

4.

Clawback Policy. Any incentive compensation (whether in the form of cash and equity) that you receive will be subject to the MSCI Inc. Clawback Policy (as may be amended from time to time), which provides that the Firm may recoup incentive compensation in the event of a restatement of financial or other performance-based measures (regardless of whether detrimental conduct has occurred) or in the event that detrimental conduct results in an increased level of performance goal achievement or otherwise causes material financial and/or reputational harm to the Firm.

5.

Ownership Policy. As an Executive Officer, you will be subject to the MSCI Inc. Executive Committee Stock Ownership Guidelines, which requires you to own shares of MSCI Inc. equal to 4X your base salary within five years of the date of your appointment as CFO. Until the expected stock ownership level is achieved, you are required to retain 50% of the “net shares” resulting from the vesting, settlement or exercise, as applicable, of all LTIP awards granted to you (assuming a tax rate of 50%). In addition, Executive Officers may be subject to additional holding requirements under the terms of individual equity awards.

6.

Vacation. You will be eligible for 30 days of vacation per annum. Vacation must be taken at a time that is mutually agreed upon by you and your manager. We ask that you request your vacation time with as much notice as possible. Vacation days do not carry over from year to year.

7.	Group Benefits. You will be eligible for benefits consistent with other similarly situated U.S. based employees.

8.

Policies. You agree to comply with all Firm policies and procedures in effect from time to time, including, without limitation, with respect to conduct, privacy, security, confidential and proprietary information, inventions, technology, securities trading and occupational health and safety. You understand and agree that unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department and that certain restrictions and requirements may be imposed on your trading in any such accounts. Additionally, you must disclose to MSCI all other business activities that you engage in, which will be subject to review and approval by the MSCI Legal and Compliance Department. You will be reimbursed for business-related expenses in accordance with Firm policy.

9.

Taxes. All payments made to you by the Firm are subject to applicable withholdings and deductions and you are responsible for payment of any applicable taxes that are not withheld. If any provision of this offer letter fails to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any Treasury Regulations or guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable hereunder before the date of payment, or to incur interest or additional tax pursuant to Section 409A of the Code, MSCI reserves the right to reform such provision; provided that MSCI shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.

10.

At-Will Employment; No Guaranteed Compensation or Benefits. In accepting this position, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter, nor any oral representations shall confer any right to continuing employment. Either you or MSCI may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, salary, bonuses nor the like shall imply any obligation on the part of MSCI to continue your employment. It is expressly agreed that any payments or awards do not create an obligation of, nor entitlement to, future payments or awards by the Firm. Nothing in this letter should be construed as a guarantee of any level of compensation or benefits or of your participation in any compensation or benefit plan. MSCI reserves the right to amend, modify or terminate, in its sole discretion, all compensation and benefit plans in effect from time to time.

11.

Entire Agreement. This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous oral or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment); provided, that all summaries of your equity awards as well as the MSCI Inc. Clawback Policy, the MSCI Inc. Executive Committee Stock Ownership Guidelines and the MSCI Inc. Change in Control Severance Plan are qualified in their entirety by the full text of the equity award agreements and such policies.

We ask that you confirm your acceptance of this offer by signing and dating this letter in the area designated below and returning this letter via email to [NAME] ([EMAIL]).

Andy, we look forward to working with you in your new role as CFO.

Sincerely,

/s/ Scott Crum

Scott Crum

Chief Human Resources Officer

Offer Accepted and Agreed To:

Signed:	/s/ Andrew Wiechmann
Andrew Wiechmann

Date:	September 24. 2020

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